Exhibit 10.11

FORM OF

TITAN ENERGY, LLC

MANAGEMENT INCENTIVE PLAN

STOCK GRANT AGREEMENT – INITIAL AWARD

THIS STOCK GRANT AGREEMENT (this “Agreement”) is made as of [DATE] (the “Date of Grant”) by and between Titan Energy, LLC, a Delaware limited liability company (the “Company”), and [PARTICIPANT] (the “Participant”).

WHEREAS, the Company’s Management Incentive Plan (the “Plan”) provides for the grant of restricted and unrestricted common shares representing limited liability company interests in the Company (“Shares”) in accordance with the terms and conditions of the Plan;

WHEREAS, the Board has determined that it would be in the best interests of the Company to grant the restricted and unrestricted Shares described herein on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Unrestricted Shares. The Company hereby grants to the Participant [NUMBER] Shares (“Unrestricted Shares”), which Unrestricted Shares shall be fully vested upon grant and shall not be subject to any vesting requirements, forfeiture provisions, contractual transfer restrictions or rights of recoupment.

2. Grant of Restricted Shares.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby also grants to the Participant [NUMBER] restricted Shares (the “Restricted Shares”), which shall be subject to transfer and forfeiture restrictions until such time as vesting occurs with respect thereto as set forth below.

3. Vesting.

Except as otherwise provided in Section 4(b), the Participant will become vested in the Restricted Shares, and the transfer and forfeiture restrictions hereunder shall lapse, as to one-third of the Restricted Shares on each of the first, second and third anniversaries of the Date of Grant, provided that the Participant continues to be employed by, or provide services to, the Company or one of its Affiliates (collectively, “Titan”) on the applicable vesting date (each, a “Vesting Date”). The vesting of the Restricted Shares shall be cumulative, but shall not exceed 100% of the Restricted Shares. If the foregoing schedule would produce fractional Restricted Shares, the number of Restricted Shares that vest shall be rounded down to the nearest whole Restricted Share.

4. Forfeiture of Restricted Shares.

(a) Except as provided in Section 4(b), upon the Participant’s termination of employment with and service to Titan (“Termination of Service”) for any reason prior to the Vesting Date for any portion of the Restricted Shares, the Restricted Shares that have not vested as of such Vesting Date shall be forfeited back to the Company as of the termination date.

(b) Notwithstanding Section 4(a), upon the Participant’s Termination of Service (A) by reason of death or Disability, (B) by Titan without Cause or (C) by the Participant for Good Reason, any unvested Restricted Shares shall vest immediately upon such termination.

(c) Notwithstanding anything in this Agreement (including Section 4(a) and 4(b) above) or the Plan to the contrary, if the Participant is party to an Employment Agreement (as defined in Section 9 hereof), the treatment of the Restricted Shares upon a Termination of Service shall be governed by such Employment Agreement.

5. Issuance of Shares.

The Unrestricted Shares and the Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the share transfer books of the Company upon the Date of Grant. Certificates with respect to the Unrestricted Shares may be issued to the Participant or recorded via book entry on the Company’s share transfer books. Any certificates representing the Restricted Shares shall remain in the physical custody of the Company or its designee at all times prior to, in the case of any particular Restricted Share, the date on which such Restricted Share vests. Any certificates representing the Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

The transferability of this certificate and the Shares represented hereby are subject to the terms and conditions (including forfeiture) of the Titan Energy, LLC Management Incentive Plan and an award agreement. Copies of such Plan and agreement are on file at the offices of Titan Energy, LLC, 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103.

Immediately following the vesting of any Restricted Share, the Company shall ensure that its share transfer books reflect the vesting. If certificates for the Restricted Share exist, such (unlegended) certificates for such vested Restricted Share shall be delivered to the Participant or to the Participant’s legal representative along with the share powers relating thereto.

6. Withholding.

(a) The grant of the Unrestricted Shares and vesting of the Restricted Shares shall be subject to the Participant’s payment to the Company of income tax withholding and employment taxes, to the extent determined by the Company to be required to be withheld, as described below (“Tax Withholding”).

(b) The grant of the Unrestricted Shares and the vesting of Restricted Shares under this Agreement and the payment of cash dividends or other distributions in respect of unvested Restricted Shares may be subject to Tax Withholding, in accordance with Section 8(b) of the Plan. The Participant shall be required to pay to the Company the amount of any Tax Withholding with respect to the grant of Unrestricted Shares or the vesting of Restricted Shares or the payment or other distributions in respect of Restricted Shares. The Company, in its sole discretion, may also deduct from any compensation or other amounts owing to the Participant, including by payroll deduction or withholding of Shares, the amount of any applicable Tax Withholding with respect to the grant of Unrestricted Shares or the vesting of Restricted Shares or the payment of dividends or other distributions in respect of unvested Restricted Shares. If the Board determines that Shares may be used to satisfy Tax Withholding, such Shares shall be valued based on their Fair Market Value at the time the Tax Withholding is required to be made. If the Participant fails to pay any Tax Withholding in the manner and at the time specified by the Company or its agent, after receiving written notice from the Company or its agent, the Company is authorized in its sole discretion to cancel such Unrestricted Shares or Restricted Shares or dividends or other distributions, as applicable, in which case the Unrestricted Shares or Restricted Shares shall be forfeited back to the Company and the dividends or other distributions shall not be paid to the Participant, as applicable.

7. Dividends and Distributions.

During the Restricted Period, the Participant shall receive any cash dividends or other cash distributions with respect to the Restricted Shares and may vote the Restricted Shares. In the event of a dividend or distribution payable in Shares or other property (other than cash), or a reclassification, split up, or similar event during the Restricted Period, the Shares or other property issued or declared with respect to the Restricted Shares shall be subject to the same terms and conditions relating to vesting as the Shares to which they relate.

8. Non-Transferability.

The Restricted Shares may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

9. Grant of Restricted Shares Subject to Plan Provisions.

The grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant of Restricted Shares is subject to the interpretations, regulations, and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification, or listing of the Shares, (b) changes in capitalization of the Company, and (c) other requirements of applicable law. With respect to the Restricted Shares granted hereunder, the Board shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. The Participant further agrees to be bound by the determinations and decisions of the Board with respect to the Restricted Shares and the Participant’s rights to benefits under this Agreement and the Plan with respect thereto and agrees that all such determinations and decisions of the Board shall be binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant; provided, however, that in the event of a conflict between the terms of this Agreement or the Plan and those of the Employment Agreement to which the Participant and the Company are party (the “Employment Agreement”), then the terms of the Employment Agreement shall govern.

10. Adjustment of and Changes in Shares of the Company.

The Restricted Shares shall be subject to adjustment by the Board in connection with a transaction or event as provided for in Section 4(c) of the Plan.

11. No Employment or Other Rights.

The grant of Unrestricted Shares and Restricted Shares hereunder shall not confer upon the Participant any right to be retained by or in the employ or service of Atlas and shall not interfere in any way with the right of Atlas to terminate the Participant’s employment or service at any time.

12. No Tax Advice.

The Participant acknowledges and agrees that Atlas has not made any warranties or representations to the Participant with respect to the tax consequences of the grant of Unrestricted Shares and Restricted Shares hereunder, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant is advised to consult with his or her own tax advisor with respect to such tax consequences of the grant. The Participant may, at the Participant’s option, make an election under Section 83(b) of the Code with respect to the Restricted Shares. A form to be used for such an election is attached hereto as Exhibit A. It is the Participant’s responsibility to understand the consequences of such an election and to comply with the applicable rules with respect to the filing of such an election, including those with respect to timing.

13. Assignment and Transfers.

Except as the Board may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement with respect to the Restricted Shares may not be sold, assigned, encumbered, or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution, until such time as the Restricted Shares have vested. The rights and obligations of the Company hereunder shall extend to any successors or assigns of the Company.

14. Governing Law.

The validity, construction, and effect of the Agreement shall be determined in accordance with the laws of the State of Delaware (without regard to any choice of law provision that might refer interpretation of the Plan to the substantive law of another jurisdiction) and applicable federal law.

15. Section 409A.

The award of Restricted Shares and Unrestricted Shares evidenced by this Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code, and shall be interpreted and construed in accordance with such intention.

16. Amendment.

This Agreement may be only be amended by the Board in accordance with the provisions of Section 7(b) of the Plan or with the written consent of the Participant and may not be amended with respect to the award of Unrestricted Shares.

17. Notice.

Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Chief Legal Officer at its executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or at such other address as to which the Company shall have notified Participant in writing, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of Atlas, or to such other address as the Participant may designate to Atlas. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Date of Grant.

Titan Energy, LLC

By:
Name:
Title:

I hereby accept the award of Unrestricted Shares and Restricted Shares described in this Agreement, and, with respect to the Restricted Shares, I agree to be bound by the terms of the Plan and this Agreement.

Date	[PARTICIPANT]

Exhibit A – 83(b) Election Form

STATEMENT UNDER SECTION 83(b) OF THE

INTERNAL REVENUE CODE AND TREASURY REGULATION § 1.83-2(E)

This statement is made pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). The undersigned taxpayer (the “Taxpayer”) hereby elects the tax treatment described in Section 83(b) of the Code for the property described below. The following information is supplied in accordance with Treasury Regulation § 1.83-2(e).

A.	Taxpayer.

Name:	[First Name] [Last Name]

Address:	[Address]
[City], [State] [Zip]

SSN:	[Social Security Number]

Taxable Year:	Calendar Year [ ]

B. The property with respect to which the election is made is [Number] common shares (“Shares”) representing limited liability company interests in of Titan Energy, LLC (the “Company”).

C.	The Shares were transferred to the Taxpayer on [Date] (the “Grant Date”).

D.	The Shares are subject to forfeiture and transfer restrictions and will become vested (and cease to be subject to such restrictions) on each of the first three anniversaries of the Grant Date, subject to the Taxpayer’s continued employment with the Company or its affiliates through each such anniversary, or otherwise as set forth in the Stock Grant Agreement, dated as of [Date], by and between the Company and the Taxpayer.

E.	The fair market value of the Shares at the time of transfer (determined without regard to any restrictions other than those which by their terms will never lapse) is $[Amount].

F.	The amount paid for the Shares was $0.

G.	The amount to include in gross income is $[Amount].

The Taxpayer will file this election with the Internal Revenue Service office with which the Taxpayer files his or her annual income tax return not later than 30 days after the Grant Date. The Taxpayer will include a copy of the election with his or her income tax return for the taxable year in which the Shares are transferred.

Dated:

[First Name] [Last Name]